Exhibit 99.4

Bengal Pipeline Company LLC

Balance Sheets

	(Unaudited)
	September 2014	December 2013
Assets
Current assets:
Cash and cash equivalents	$24,337,063	$14,427,475
Trade accounts receivable:
Affiliates	3,421,722	3,968,592
Non-affiliates	12,027,109	11,563,285
Prepaids and other	155,623	1,031,962

Total current assets	39,941,517	30,991,314

Products, pipeline, and equipment, at cost:
Land	516,081	516,081
Rights-of-way	16,343,501	16,343,501
Pipeline	101,580,438	101,580,438
Buildings	1,195,808	1,195,808
Pumping and other station equipment	29,406,011	29,441,105
Tanks	24,822,616	24,822,616
Other	513,693	513,693
Construction work in progress	3,185,212	1,449,615

	177,563,360	175,862,857

Less accumulated depreciation	34,423,758	30,724,066

Net products, pipeline, and equipment	143,139,602	145,138,791

Assets under capital lease, net of accumulated amortization	1,262,430	1,439,958

Total assets	$184,343,549	$177,570,063

Liabilities and members’ equity
Current liabilities:
Accounts payable and accrued expenses	$2,676,104	$2,601,829
Current portion of obligation under capital lease	252,191	234,977
Payables to affiliated entities	6,276,538	6,954,397
Product loss allocation liability	8,688,393	5,914,937
Accrued interest	12,084	13,347
Ad valorem and other taxes payable	2,807,422	549
Total current liabilities	20,712,732	15,720,036

Noncurrent portion of obligation under capital lease	1,280,066	1,457,385

Commitments and contingencies

Members’ equity:
Capital contributions	133,985,537	133,985,537
Retained earnings	28,365,214	26,407,105

Net members’ equity	162,350,751	160,392,642

Total liabilities and members’ equity	$184,343,549	$177,570,063

See accompanying notes.

Bengal Pipeline Company LLC

Statements of Income

(Unaudited)

	Nine Months Ended September 30,
	2014	2013
Revenues
Operating revenues:
Transportation	$46,138,563	$44,625,631
Line lease and storage	659,500	244,500
Blending and other	2,001,831	742,359

Total operating revenues	48,799,894	45,612,490

Non-operating revenues:
Interest and other income	8,854	10,706

Total revenues	48,808,748	45,623,196

Expenses
Operating expenses:
Small repair and maintenance project expenses	578,542	970,589
Large repair and maintenance project expenses	1,393,951	1,174,472
Operating, administrative, and other support service fees	5,524,815	5,421,801
Depreciation	3,733,786	3,718,674
Amortization	177,529	177,529
Other pipeline operating expenses	3,248,845	2,765,104
Other tank farm operating expenses	932,662	1,018,732
Other administrative operating expenses	3,740,817	3,488,006

Total operating expenses	19,330,947	18,734,907

Non-operating expenses:
Interest and other expenses	119,692	136,064

Total non-operating expenses	119,692	136,064

Total expenses	19,450,639	18,870,971

Net income	$29,358,109	$26,752,225

See accompanying notes.

Bengal Pipeline Company LLC

Statements of Cash Flows

(Unaudited)

	Nine Months Ended September 30,
	2014	2013
Operating activities
Net income	$29,358,109	$26,752,225
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	3,911,314	3,896,203
Changes in operating assets and liabilities:
Accounts receivable	83,046	4,341,956
Prepaid expenses and other current assets	876,339	751,409
Accounts payable and accrued liabilities	4,975,481	2,483,390

Net cash provided by operating activities	39,204,289	38,225,183

Investing activities
Additions to products pipeline and equipment	(1,735,597)	(982,306)
Proceeds from disposal or sale of assets	1,000	—

Net cash used in investing activities	(1,734,597)	(982,306)

Financing activities
Net payments on capital lease	(160,104)	(145,701)
Cash distributions to Members	(27,400,000)	(31,100,000)

Net cash used in financing activities	(27,560,104)	(31,245,701)

Net increase in cash and cash equivalents	9,909,588	5,997,176
Cash and cash equivalents at beginning of year	14,427,475	10,404,870

Cash and cash equivalents at end of year	$24,337,063	$16,402,046

See accompanying notes.

Bengal Pipeline Company LLC

Notes to Financial Statements

September 30, 2014

(Unaudited)

1. Summary of Significant Accounting Policies

Description of Business and Basis of Presentation

On April 18, 2006, Bengal Pipeline Company LLC (Bengal or the Company) was formed as a joint venture between Colonial Pipeline Company (Colonial) and Shell Pipeline Company, LP (Shell or SPLC) (collectively, the Members). Each Member received a 50% ownership interest in Bengal through the terms of the Limited Liability Company Agreement (LLC Agreement) in exchange for assets contributed. Assets contributed by Colonial and Shell were recorded at the net carrying value of the assets on the contributing entity’s financial statements at the date of contribution. Each member’s equity account was allocated a 50% interest in the total net carrying value of the contributed assets. The Company commenced operations on May 18, 2006.

The Company is engaged in the transportation of refined petroleum products by pipeline. As such, the Company’s common carrier tariffs are subject to regulation by the Federal Energy Regulatory Commission (FERC). The Company’s revenues are primarily dependent upon the level of utilization of its pipeline system to transport refined petroleum products from refineries located in Louisiana to various delivery points, including Colonial’s pipeline system. The shippers, rather than Bengal, own the petroleum products transported on the Company’s pipeline system and bear the commodity price risk. The Company neither buys nor sells petroleum products in the ordinary course of business.

The Members are party to certain agreements relating to the governance of the Company and other matters. Each Member appoints a representative to the Company’s Board of Managers. Certain transactions, including the incurrence of certain indebtedness, sale of assets, and changes to membership interest require approval by the Board of Managers.

The LLC Agreement provides that any debts, obligations, and liabilities of the Company, whether arising in contract, tort, or otherwise, shall be solely the debts, obligations, and liabilities of the Company, and no Member, Manager, or Committee Member shall be obligated personally for any such debt, obligation, or liability of the Company solely by reason of being a Member, a Manager, or a Committee Member, or by reason of executing any document, entering into any agreement, or performing any obligation for and on behalf of the Company.

The accompanying financial statements are presented in accordance with accounting principles generally accepted in the United States for a non-regulated enterprise.

Bengal Pipeline Company LLC

Notes to Financial Statements (continued)

(Unaudited)

1. Summary of Significant Accounting Policies (continued)

Recent Developments

On June 18, 2014, Shell Midstream Partners, L.P. (SMP) filed a Form S-1 registration statement with the Securities and Exchange Commission. In connection with the closing of the initial public offering on November 3, 2014, SPLC contributed to SMP 98% of its 50% interest in Bengal. SMP owns a 49% interest in Bengal, SPLC owns a 1% interest and Colonial owns the remaining 50% interest. Pursuant to an agreement that SMP executed with SPLC, SMP has voting power of the ownership interest retained by SPLC and, thereby, has the ability to vote 50% of the ownership interest. Pursuant to this voting agreement, SPLC has agreed not to transfer its ownership interest in Bengal unless the transferee agrees to be bound by the voting agreement with SMP. This transaction received regulatory approval from the Securities and Exchange Commission on October 28, 2014.

Recent Accounting Pronouncements

Bengal considered recently issued accounting pronouncements, including the newly released revenue standard, and concluded that there are no new pronouncements that are expected to have a material impact on the Company’s results of operations, financial condition or cash flows, in either this fiscal year or the next. Bengal continues to evaluate the degree to which its financial statements and related disclosures may be affected by the new revenue standard, which does not become effective for the Company until fiscal year 2018.

Transportation and Blending Revenue

Transportation revenue and blending revenue is billed as services are rendered. The Company accrues unbilled revenue based on the percentage of transportation completed for products in custody at the end of the accounting period.

For the nine months ended September 30, 2014, three customers (one of which was a related-party) each individually accounted for more than 10% of the Company’s transportation revenue, which in aggregate represented approximately 92% of the Company’s total transportation revenues. For the nine months ended September 30, 2013, three customers (one of which was a related-party) each individually accounted for more than 10% of the Company’s transportation revenue, which in aggregate represented approximately 90% of the Company’s total transportation revenues.

Bengal Pipeline Company LLC

Notes to Financial Statements (continued)

(Unaudited)

1. Summary of Significant Accounting Policies (continued)

Cash and Cash Equivalents

The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents. The carrying values of cash and cash equivalents approximate their fair values due to the short duration of these investments. As of September 30, 2014 and December 31, 2013, cash and cash equivalents included approximately $24.1 million and $15.7 million, respectively, in securities related to an overnight repurchase agreement. Due to the short maturity period of these investments, there were no unrealized gains or losses resulting from changes in the fair value of these instruments recorded as of September 30, 2014 or December 31, 2013.

Accounts Receivable

Accounts receivable are carried at the amounts owed by customers less an allowance for doubtful accounts, if deemed necessary. The Company evaluates the collectability of accounts receivable based on a review of a specific customer’s ability to meet its financial obligations or as a result of changes in the overall aging of accounts receivable. The Company does not typically require collateral or other security to support outstanding trade receivables. The Company does not have a history of significant write-offs.

At September 30, 2014, there were four customers (one of which was a related-party) that individually accounted for more than 10% of the Company’s trade accounts receivable, and, collectively 100% of the Company’s trade accounts receivable.

At December 31, 2013, there were three customers (one of which was a related-party) that individually accounted for more than 10% of the Company’s trade accounts receivable, and, collectively 100% of the Company’s trade accounts receivable.

Products, Pipeline, and Equipment

Products, pipeline, and equipment, which is stated at historical cost, approximated $143.1 million and $145.1 million, net of accumulated depreciation, at September 30, 2014 and December 31, 2013, respectively. Depreciation is computed using the composite straight-line method at rates based upon the expected economic lives of the various classes of assets. The weighted average rate of depreciation approximated 2.86% for the period ended September 30, 2014.

Bengal Pipeline Company LLC

Notes to Financial Statements (continued)

(Unaudited)

1. Summary of Significant Accounting Policies (continued)

Products, Pipeline, and Equipment (continued)

Depreciation rates (expressed in terms of percentages) by asset class as of September 30 were:

2013–2014
Pipeline	2.86%
Rights-of-way	2.86%
Buildings	2.86%
Pumping and other station equipment	2.86%
Tanks	2.86%
Vehicles and other work equipment	6.67–12.50%
Other property	2.86–10.00%

When property is retired, sold, or otherwise disposed, the gross carrying value is generally charged to accumulated depreciation; any salvage or recovery value is generally credited to accumulated depreciation.

The costs of additions and improvements are capitalized when such expenditures improve the condition of the system as compared to its original construction or acquisition or extend the life of the pipeline or related assets. Repairs and maintenance costs are expensed as incurred.

Product Loss Allocation

The Company maintains an account on behalf of each of its shippers to record the value of all petroleum products gains and losses resulting from evaporation, downgrading of product, and other activity that normally occurs in the operation of the pipeline. The Company settles the net gain or loss experienced by each shipper on a monthly basis. The Company charges a per-barrel delivered product loss allowance to all shippers to recover costs associated with the above-described activity. The product loss allowance rate as of September 30, 2014, was one cent per delivered barrel. The net cumulative difference between the Company’s actual net product losses and the allocation charges billed to date is reflected on the Company’s balance sheet as an allocation-related asset or liability. The product loss allocation charge may be adjusted based upon the Company’s analysis of various factors, including the current account balance and historical and projected loss related activity. The product loss allocation liability totaled $8.7 million and $5.9 million as of September 30, 2014 and December 31, 2013, respectively.

Bengal Pipeline Company LLC

Notes to Financial Statements (continued)

(Unaudited)

1. Summary of Significant Accounting Policies (continued)

Environmental Costs, Damage Claims, and Related Recoveries

Damage claims against the Company resulting from the release of petroleum products or from other matters are recorded when the liabilities become probable and can be reasonably estimated. Environmental costs that relate to an existing condition caused by past operations and which have no significant future economic benefit to the Company are expensed. Environmental liabilities and damage claims are recorded based upon estimates made by management, which may consider the advice of legal counsel or other parties, and are not discounted. Recoveries under insurance policies and other contracted arrangements are recorded when the amount of recovery is known and recoupment is deemed probable of occurrence. Insurance recoveries are presented as assets within the Company’s Balance Sheets, and are not netted against the liability giving rise to the recovery.

The timing of the expense recognition for environmental remediation costs coincides with the discovery of contamination with subsequent changes in the estimates recorded as changes in the anticipated scope and costs of any required remediation activity occur. Future environmental costs cannot be reliably determined in many circumstances due to the early stage of investigations, the uncertainties associated with specific remediation methods utilized, changing environmental laws and interpretations, and other factors that impact the method and cost of remediation.

Asset Impairment

The Company assesses its long-lived assets for impairment if events or changes in circumstances occur that indicate that the carrying amount of those assets may not be fully recoverable. In performing the review for recoverability, the Company estimates the future cash flows expected to result from the use of the asset. If the sum of the estimated undiscounted future cash flows is less than the carrying amount of the asset, then the carrying value of the asset is compared to the estimated fair value of the asset and an impairment loss would be recognized for any excess of the carrying value over the fair value. If an asset may have multiple potential uses, fair value is based upon the highest and best use. If an asset requiring this evaluation is not traded in an active market and estimates of cash flows are used to estimate fair value, the Company would assign a probability to each cash flow estimate and calculates fair value based on the total of the probability-weighted cash flow estimates.

Bengal Pipeline Company LLC

Notes to Financial Statements (continued)

(Unaudited)

1. Summary of Significant Accounting Policies (continued)

Asset Impairment (continued)

Long-lived assets to be disposed of are recorded at the lower of their carrying amount or estimated fair value less cost to sell. The Company did not record material impairment charges with regard to its long-lived assets during the periods presented within the accompanying Financial Statements. Asset impairment tests are subjective in nature as they are based on both internal forecasting assumptions and assessments of legal, regulatory and other external market conditions.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Although these estimates are based on management’s knowledge of current events and actions it may undertake in the future, they may ultimately differ from actual results, and such differences could be material.

Asset Retirement Obligations

Asset retirement obligations are contractual or legal obligations related to retirement, abandonment, or removal of an asset upon retirement or removal of that asset. Such costs are capitalized and depreciated over the useful life of the related asset. Upon settlement of a liability, the obligation is settled for its recorded amount or a gain or loss is incurred. The amount capitalized is recorded when the costs become probable and can be reasonably estimated. The Company has evaluated its long-lived assets for potential asset-retirement obligations and is not aware of any material obligations that may impact the financial statements.

Subsequent Events

The Company evaluated all subsequent events through October 31, 2014, the date the Company’s financial statements were available to be issued. No significant events occurred subsequent to the balance sheet date, but prior to the issuance of the financial statements, which would have a material impact on the financial statements.

Bengal Pipeline Company LLC

Notes to Financial Statements (continued)

(Unaudited)

2. Fair Value of Financial Instruments

The carrying amounts reflected in the accompanying consolidated balance sheets for cash, cash equivalents, accounts receivable, prepaid expense, accounts payable, and accrued expenses approximate their respective fair values based on the short-term nature of these instruments.

The Financial Accounting Standards Board has issued guidance that establishes a three-level fair value hierarchy that prioritizes the inputs used to measure fair value. The hierarchy requires the Company to maximize the use of observable inputs and minimize the use of unobservable inputs in determining fair value. Level 1 inputs are quoted market prices in active markets for identical assets or liabilities. Level 2 inputs are observable inputs other than quoted prices included in Level 1, such as quoted prices for similar assets and liabilities or other inputs that are observable or can be corroborated by observable market data. The fair value of the overnight repurchase agreement is determined based upon the quoted market prices for the U.S. Treasury securities associated with the repurchase agreements which are included in Cash and cash equivalents on the Balance Sheets.

Bengal Pipeline Company LLC

Notes to Financial Statements (continued)

(Unaudited)

2. Fair Value of Financial Instruments (continued)

The amounts reflected in the table below do not include the value of outstanding checks and other cash balances that are not subject to repurchase agreements.

Assets and liabilities measured at fair value on a recurring basis are summarized below:

	Fair Value at September 30, 2014
	Total	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
	(In Thousands)
Assets:
Repurchase agreements	$24,100	$—	$24,100	$—

Total assets	$24,100	$—	$24,100	$—

	Fair Value at December 31, 2013
	Total	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
	(In Thousands)
Assets:
Repurchase agreements	$15,700	$—	$15,700	$—

Total assets	$15,700	$—	$15,700	$—

Bengal Pipeline Company LLC

Notes to Financial Statements (continued)

(Unaudited)

3. Related-Party Matters

The Company is party to an administrative services agreement and a tank farm operating agreement with Colonial. The Company recorded expenses of approximately $3.7 million for services rendered under these agreements during the first nine months of 2014 and 2013. The Company is also a party to a pipeline operating agreement with Shell. The Company recorded expenses of approximately $7.0 million and $6.3 million for services rendered under this agreement during the first nine months of 2014 and 2013, respectively. These agreements were renewed in 2012 and expire in December 2015, and are renewable by either party upon written notice of intent. The expenses incurred by the Company in connection with these agreements are primarily included in operating, administrative, and other support services fees in the accompanying Statements of Income.

The Company has also entered into a joint tariff division agreement with Colonial covering the transportation of refined petroleum products from refineries connected to the Company’s pipeline system to destinations in the Southeast and Eastern United States via Colonial’s system. Under this joint tariff, Colonial bills and collects the tariff from the product shipper and then remits to the Company its share of the joint tariff as specified in the joint tariff division agreement. The Company recognized revenue of approximately $32.4 million and $29.7 million during the first nine months of 2014 and 2013, respectively under this joint tariff division agreement.

More than 65% of Bengal’s capacity is subject to minimum volume commitments under ship-or-pay contracts with a weighted average remaining term of approximately three years. One such agreement exists between Bengal and an affiliate. This agreement carries a ten year contractual term and provides for a discounted tariff in connection with annual throughput obligations. Each contract year ends in July, with any deficiency due to the Company in August. No deficiency payments have been recorded under this agreement.

The Company leases certain excess storage tankage capacity to third parties on a short-term basis. Through the third quarter of 2014 and 2013, the Company recognized revenue of $0.7 million and $0.2 million, respectively, from tank leases involving related entities. In October 2009, Bengal also entered into an agreement to lease tankage from Colonial for a term of five years.

Bengal Pipeline Company LLC

Notes to Financial Statements (continued)

(Unaudited)

3. Related-Party Matters (continued)

During 2013, the Company entered into an Interim Tank Blending Agreement with an affiliate that provided for tank-blending on a per cycle basis of Pre-Blend Renewable Product with Receptor Product as nominated and supplied by shipper. Under the terms of the agreement, the Company recognized revenue of approximately $2.0 million and $0.7 million through the third quarter of 2014 and 2013, respectively. This agreement became effective on June 17, 2013 and will remain in effect until such time this affiliate begins using alternative blending services.

At December 31, 2013, the Company recorded an accrual for amounts due to Colonial related to system gains and losses which had benefited the Company during 2013. During the first quarter of 2014, the Company made a payment of $2.4 million to Colonial in satisfaction of these amounts.

4. Contingencies

The Company maintains insurance of various types that it considers adequate to cover its operations and properties. The insurance covers assets in amounts considered reasonable, subject to deductibles that the Company considers reasonable and not excessive. The Company’s insurance does not cover every potential risk associated with operating a pipeline and other facilities.

During February 2007, the Company identified a small discharge of product from one of its pipelines. Subsequent to the discovery of this discharge, the Company expended approximately $5 million to repair the pipeline and perform additional pipeline inspection activities. Based upon the results of testing performed at this site, the Company does not believe that any soil or groundwater contamination has occurred as a result of this discharge. During December 2007, a lawsuit was filed by the owner of the impacted property against Shell Pipeline Company, LP, the operator of the pipeline component of the Company’s operations. This lawsuit alleges undisclosed damages as a result of this incident. To date, the Company has not been named as a defendant in this lawsuit. The Company believes that the claims made in this lawsuit are without merit. The ultimate outcome of this matter is uncertain and no range of possible losses, if any, can be reasonably estimated. As a result, no amounts have been accrued as of September 30, 2014, related to this matter.

Bengal Pipeline Company LLC

Notes to Financial Statements (continued)

(Unaudited)

4. Contingencies (continued)

The Company’s operations are subject to various federal, state, and local laws and regulations related to protection of the environment and other matters. The Company may be subject to damages, penalties, and other loss contingencies in the event that it fails to meet these requirements. As of September 30, 2014 and December 31, 2013, $0.02 million has been accrued for estimated losses for such matters.